SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No.     )*

Confluent, Inc.

(Name of Issuer)

Class A Common Stock, par value $0.0001 per share

(Title of Class of Securities)

20717M103**

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s Class A Common Stock. Each share of Class B Common Stock is convertible into one share of Class A Common Stock.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VII, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,841,917, of which 10,841,917 are Class B shares
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,841,917, of which 10,841,917 are Class B shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,841,917
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.5%[1]
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 69,539,035 shares of Class A Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, L.P. (“SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 921,673, of which 921,673 are Class B shares
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 921,673, of which 921,673 are Class B shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 921,673
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%[1]
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 69,539,035 shares of Class A Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2021.

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VIII, L.P. (“SEQUOIA CAPITAL U.S. GROWTH FUND VIII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,654,237, of which 3,654,237 are Class B shares
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,654,237, of which 3,654,237 are Class B shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,654,237
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%[1]
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 69,539,035 shares of Class A Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2021.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VII MANAGEMENT, L.P. (“SC U.S. GROWTH VII MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

11,763,590, of which 10,841,917 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 921,673 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH FUND VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

11,763,590, of which 10,841,917 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII and 921,673 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH FUND VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,763,590
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.5%[1]
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 69,539,035 shares of Class A Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2021.

1	NAME OF REPORTING PERSON SC U.S. GROWTH VIII MANAGEMENT, L.P. (“SC U.S. GROWTH VIII MANAGEMENT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

3,654,237, of which 3,654,237 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

3,654,237, of which 3,654,237 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,654,237
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.0%[1]
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 69,539,035 shares of Class A Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2021.

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US (TTGP)”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

15,417,827 shares, of which 10,841,917 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII, 921,673 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND and 3,654,237 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH FUND VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. SC US (TTGP) is the General Partner of each of SC U.S. GROWTH VII MANAGEMENT and SC U.S. GROWTH VIII MANAGEMENT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

15,417,827 shares, of which 10,841,917 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VII, 921,673 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND and 3,654,237 are Class B shares directly owned by SEQUOIA CAPITAL U.S. GROWTH FUND VIII. The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH FUND VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. SC US (TTGP) is the General Partner of each of SC U.S. GROWTH VII MANAGEMENT and SC U.S. GROWTH VIII MANAGEMENT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,417,827
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.1%[1]
12	TYPE OF REPORTING PERSON PN

1	Based on a total of 69,539,035 shares of Class A Common Stock outstanding as of October 28, 2021, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2021.

ITEM 1.

(a) Name of Issuer:

Confluent, Inc.

(b) Address of Issuer’s Principal Executive Offices:

889 W. Evelyn Avenue

Mountain View, California 94041

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital U.S. Growth Fund VII, L.P.

Sequoia Capital U.S. Growth VII Principals Fund, L.P.

Sequoia Capital U.S. Growth Fund VIII, L.P.

SC U.S. Growth VII Management, L.P.

SC U.S. Growth VIII Management, L.P.

SC US (TTGP), Ltd.

The General Partner of each of SEQUOIA CAPITAL U.S. GROWTH FUND VII and SEQUOIA CAPITAL U.S. GROWTH FUND VII PRINCIPALS FUND is SC U.S. GROWTH VII MANAGEMENT. SC US (TTGP) is the General Partner of SC U.S. GROWTH VII MANAGEMENT.

The General Partner of SEQUOIA CAPITAL U.S. GROWTH FUND VIII is SC U.S. GROWTH VIII MANAGEMENT. SC US (TTGP) is the General Partner of SC U.S. GROWTH VIII MANAGEMENT.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SEQUOIA CAPITAL U.S. GROWTH FUND VII, SEQUOIA CAPITAL U.S. GROWTH FUND VII PRINCIPALS FUND, SEQUOIA CAPITAL U.S. GROWTH FUND VIII, SC U.S. GROWTH VII MANAGEMENT, L.P., SC U.S. GROWTH VIII MANAGEMENT, L.P., SC US (TTGP), LTD.: Cayman Islands

(d) CUSIP Number:

20717M103

ITEM	3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2022

Sequoia Capital U.S. Growth Fund VII, L.P. By: SC U.S. Growth VII Management, L.P. its General Partner By: SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth VII Principals Fund, L.P. By: SC U.S. Growth VII Management, L.P. its General Partner By: SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

Sequoia Capital U.S. Growth Fund VIII, L.P. By: SC U.S. Growth VIII Management, L.P. its General Partner By: SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC U.S. Growth VII Management, L.P. By: SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC U.S. Growth VIII Management, L.P. By: SC US (TTGP), Ltd. its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Director